Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods indicated.


                                                      Three Months Ended             Nine Months Ended
                                                      ------------------             -----------------
                                                    Sept. 30,      Sept. 30,      Sept. 30,      Sept. 30,
                                                      2002           2001           2002           2001
                                                      ----           ----           ----           ----

                                                                       (Dollars in thousands)

Earnings before fixed charges:

    Income before income taxes,
       equity in earnings (losses) of
       affiliates and extraordinary item ...         $43,512        $45,946        $ 82,523       $ 68,473

    Interest and other debt expense ........          19,977         19,702          54,863         63,818

    Interest portion of rental expense .....             176            219             290            786
                                                     -------        -------        --------       --------

    Earnings before fixed charges ..........         $63,665        $65,867        $137,676       $133,077
                                                     =======        =======        ========       ========

Fixed charges:

    Interest and other debt expense ........         $19,977        $19,702        $ 54,863       $ 63,818

    Interest portion of rental expense .....             176            219             290            786

    Capitalized interest ...................             334            455             827          1,380
                                                     -------        -------        --------       --------

    Total fixed charges ....................         $20,487        $20,376        $ 55,980       $ 65,984
                                                     =======        =======        ========       ========

Ratio of earnings to fixed charges .........            3.11           3.23            2.46           2.02

